Exhibit 99.1

AerSale Reports Fourth Quarter and Full Year 2024 Results

Fourth Quarter 2024 Highlights

●	Revenue of $94.7 million versus $94.4 million in the prior year
●	GAAP net income of $2.7 million versus GAAP net loss of $2.7 million in the prior year
●	Adjusted net income[2] of $4.8 million versus adjusted net loss of $0.1 million in the prior year
●	Adjusted EBITDA[1] of $13.0 million versus $6.0 million in the prior year
●	Flight equipment sales consisted of six engines compared to five engines and one aircraft in the prior year
●	Feedstock acquisitions of $18.4 million in the quarter

2024 Full Year Highlights

●	Revenue of $345.1 million versus $334.5 million in the prior year
●	GAAP net income of $5.9 million versus GAAP net loss of $5.6 million in 2023
●	Adjusted net income of $9.5 million versus adjusted net income of $3.5 million in the prior year
●	Adjusted EBITDA[1] of $33.4 million versus $12.3 million in the prior year
●	Flight equipment sales consisted of twenty engines and one aircraft, compared to seventeen engines and four aircraft
●	Feedstock acquisitions of $61.7 million and an additional $70.0 million under contract
●	Flight Equipment inventory of $355.8 million as of December 31, 2024

Coral Gables, Florida – March 6, 2025 - AerSale Corporation (Nasdaq: ASLE) (the “Company” or “AerSale”) today reported results for the fourth quarter and full year ended December 31, 2024. The Company’s revenue for the fourth quarter of 2024 was $94.7 million, compared to $94.4 million in the fourth quarter of 2023. In the fourth quarter of 2024, the Company sold $31.0 million of flight equipment, compared to $47.4 million in the prior year period. Flight equipment sales in the fourth quarter of 2024 consisted of six engines compared to five engines and one aircraft, which included a P2F converted Boeing 757 aircraft in the prior year period. Excluding flight equipment sales, fourth-quarter 2024 revenue rose 35.5% year-over-year to $63.7 million, due to improved feedstock levels and strong commercial demand. As a reminder to investors, the Company’s revenue is likely to fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales and therefore, progress should be monitored based on maintenance, repair and overhaul (“MRO”) activity, asset purchases and related sales.

Nick Finazzo, Chief Executive Officer at AerSale, stated, “We concluded the year on a positive note, marked by significant growth across our business sectors despite a decrease in whole asset sales compared to the previous year. When excluding whole assets, which can fluctuate from quarter to quarter, our revenue for the fourth quarter of 2024 increased by over 35% compared to the same period last year. This growth was primarily driven by a 92% rise in asset management revenue. These results highlight the success of the strategic initiatives we outlined earlier in the year, with higher leasing, used serviceable material (“USM”), and MRO revenue all contributing to sustained long-term sales growth.”

Finazzo added, “We are starting 2025 with strong momentum, backed by a positive commercial backdrop and high demand for aircraft parts and services. Combined with multiple expansion projects coming online in 2025, a robust environment for AerSafe™ and an improving lease pool, we are positioned to build on the momentum we set throughout 2024.”

Asset Management Solutions (“Asset Management") revenue decreased to $64.0 million during the fourth quarter of 2024 compared to $64.6 million in the fourth quarter of 2023, due to higher whole asset sales in the

1 2 Adjusted net income (loss), adjusted EBITDA and adjusted diluted earnings (loss) per share are non-GAAP measures. See “Non-GAAP Financial Measures” and “Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table” at the end of this press release for a discussion of why we believe these non-GAAP measures are useful and a detailed reconciliation of these measures to the most directly comparable GAAP (Generally Accepted Accounting Principles) measure.

prior-year period which included the delivery of a 757 P2F conversion aircraft. Excluding whole assets, sales in the fourth quarter of 2024 were up 91.7% year-over-year, driven by higher leasing and USM volume. The Company had nine additional engines and one B757 P2F aircraft on lease during the fourth quarter of 2024 compared to the prior year period.

Technical Operations (“TechOps”) revenue increased 3.1% to $30.7 million in the fourth quarter of 2024 from $29.8 million in the fourth quarter of 2023 primarily due to higher revenues from the Company’s aerostructures unit and contributions from Millington, TN, our new heavy MRO facility, that went online during the year.

Gross margin was 31.4% in the fourth quarter of 2024 compared to 25.9% in the same period last year, due to a sales mix that included higher-margin whole engine and airframe USM.

Selling, general, and administrative expenses were $24.8 million in the fourth quarter of 2024 versus $25.5 million in the fourth quarter of 2023. AerSale incurred $1.2 million of share-based compensation expense in the fourth quarter of 2024, versus $3.1 million in the fourth quarter of 2023.

Income from operations was $4.9 million in the fourth quarter of 2024 compared to a loss from operations of $1.1 million in the fourth quarter of 2023.

Income tax expense was $1.8 million in the fourth quarter of 2024, compared to income tax expense of $2.1 million in the fourth quarter of 2023.

GAAP net income for the fourth quarter of 2024 was $2.7 million, compared to GAAP net loss of $2.7 million in the prior year period. During the fourth quarter of 2024, the Company recognized $1.2 million of share-based compensation expenses within payroll expenses, $1.1 million in non-cash inventory write-down recorded in the cost of products line, $0.4 million in facility relocation costs, $0.2 million in restructuring costs, and a gain of $1.0 million on insurance proceeds. Excluding these non-cash and unusual items adjusted for tax, adjusted net income was $4.8 million in the fourth quarter of 2024, compared to adjusted net loss of $0.1 million in the fourth quarter of 2023.

Diluted earnings per share was $0.05 for the fourth quarter of 2024 and diluted loss per share was $0.08 in the fourth quarter of 2023. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share was $0.09 for the fourth quarter of 2024 while adjusted diluted loss per share of $0.02 in the fourth quarter of 2023.

Adjusted EBITDA in the fourth quarter of 2024 was $13.0 million versus $6.0 million in the fourth quarter of 2023. Higher adjusted EBITDA was primarily due to higher sales volume during the period and lower period expenses.

Full Year 2024 Results of Operations

For the full year 2024, AerSale reported revenue of $345.1 million, which represents an increase of 3.2% from $334.5 million for the full year 2023. Asset Management revenue was $215.5 million, compared to $215.2 million in the full year 2023, as USM volume and increased assets in the lease pool offset lower whole asset sales.

TechOps revenue for the full year of 2024 grew by 8.6% to $129.6 million from $119.3 million for the full year of 2023, driven by increased revenues from the Company’s accessory and landing gear MRO facilities and higher demand for AerSafe, partially offset by lower sales at its Goodyear, AZ facility.

The gross margin for the full year 2024 was 30.1%, compared to 27.6% in 2023. This increase was due to a favorable sales mix and an overall strong macroeconomic environment, which improved Asset Management margins.

Selling, general, and administrative expenses were $94.2 million for full year 2024 versus $103.2 million for full year 2023. AerSale incurred $4.3 million of share-based compensation expense in 2024, versus $12.1 million in 2023.

Income from operations was $9.7 million for the full year of 2024 compared to a loss from operations of $10.8 million for the full year of 2023.

Income tax expense was $2.0 million in 2024, compared to income tax benefit of $2.1 million in 2023.

GAAP net income for 2024 was $5.9 million, compared to GAAP net loss of $5.6 million in the prior year. The Company recognized a mark-to-market adjustment benefit of $2.3 million related to the private warrant liability, $4.3 million of share-based compensation expenses within payroll expenses, $0.9 million in non-cash inventory write-down recorded in the cost of products line, $1.5 million in facility relocation costs, $0.2 million in restructuring costs, and a gain of $1.0 million on insurance proceeds in 2024. Excluding these non-cash and unusual items adjusted for tax, adjusted net income was $9.5 million in 2024, compared to adjusted net income of $3.5 million in 2023.

Diluted earnings per share was $0.11 for 2024 and diluted loss per was $0.15 in 2023. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share was $0.18 for full year 2024 while adjusted diluted earnings per share of $0.03 in full year 2023.

Adjusted EBITDA for 2024 was $33.4 million or 9.7% of sales versus $12.3 million or 3.6% of sales in 2023. This increase was primarily due higher margins and lower expenses during 2024.

AerSale ended the year with $142.8 million in liquidity, including $4.7 million in cash and $138.1 million available on our $180 million revolving credit facility, expandable to $200 million. Operating activities for 2024 provided $11.2 million in cash, primarily due to receipt of $30.9 million related to the Roswell fire claim, offset by inventory investments.

Conference Call Information

The Company will host a conference call today, March 6, 2025 at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-844-792-3727, international callers may use 1-412-317-1888, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until March 20, 2025.  Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 10196136. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), and adjusted diluted earnings (loss) per share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items.  Adjusted net income (loss) is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our private warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings (loss) per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted net income, or adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted net income (loss), or adjusted diluted earnings (loss) per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Fourth Quarter and Full Year 2024 Financial Results

AERSALE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
Revenue:
Products	$62,323	$67,495	$214,950	$217,455
Leasing	7,878	3,117	22,146	14,513
Services	24,540	23,810	107,970	102,535
Total revenue	94,741	94,422	345,066	334,503
Cost of sales and operating expenses:
Cost of products	41,322	48,200	141,152	155,376
Cost of leasing	2,957	1,346	8,468	4,599
Cost of services	20,717	20,460	91,510	82,107
Total cost of sales	64,996	70,006	241,130	242,082
Gross profit	29,745	24,416	103,936	92,421
Selling, general, and administrative expenses	24,808	25,467	94,192	103,191
Income (loss) from operations	4,937	(1,051)	9,744	(10,770)
Other (expenses) income:
Interest (expense) income, net	(1,472)	(1,023)	(5,703)	155
Other income, net	1,096	168	1,495	666
Change in fair value of warrant liability	(47)	1,266	2,301	2,270
Total other (expenses) income	(423)	411	(1,907)	3,091
Income (loss) before income tax provision	4,514	(640)	7,837	(7,679)
Income tax (expense) benefit	(1,812)	(2,092)	(1,986)	2,116
Net income (loss)	2,702	(2,732)	5,851	(5,563)

Earnings (loss) per share:
Basic	$0.05	$(0.05)	$0.11	$(0.11)
Diluted	$0.05	$(0.08)	$0.11	$(0.15)
Weighted average shares outstanding:
Basic	53,222,762	51,407,116	53,113,508	51,291,424
Diluted	53,501,235	51,536,593	53,359,085	51,457,821

AERSALE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

(in thousands, except share data)

	December 31,	December 31,
	2024	2023
Current assets:
Cash and cash equivalents	$4,698	$5,873
Accounts receivable, net of allowance for credit losses of $1,173 and $978 as of December 31, 2024 and December 31, 2023, respectively	34,646	31,239
Income tax receivable	1,994	1,628
Inventory:
Aircraft, airframes, engines, and parts, net	224,832	177,770
Advance vendor payments	6,803	35,757
Deposits, prepaid expenses, and other current assets	11,057	12,507
Total current assets	284,030	264,774
Fixed assets:
Aircraft and engines held for lease, net	67,847	26,475
Property and equipment, net	36,331	27,692
Inventory:
Aircraft, airframes, engines, and parts, net	130,958	151,398
Operating lease right-of-use assets	33,105	27,519
Deferred income taxes	10,171	12,203
Deferred financing costs, net	1,296	1,506
Other assets	595	525
Goodwill	19,860	19,860
Other intangible assets, net	20,530	21,986
Total assets	$604,723	$553,938

Current liabilities:
Accounts payable	$34,184	$29,899
Accrued expenses	7,400	5,478
Lessee and customer purchase deposits	1,734	1,467
Current operating lease liabilities	4,356	4,593
Current portion of long-term debt	605	1,278
Deferred revenue	1,781	2,998
Deferred insurance proceeds	24,910	-
Total current liabilities	74,970	45,713
Revolving credit facility	39,235	29,000
Long-term debt	1,209	7,281
Long-term lease deposits	2,987	102
Long-term operating lease liabilities	30,565	24,377
Maintenance deposit payments and other liabilities	52	64
Warrant liability	85	2,386
Total liabilities	149,103	108,923
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 53,252,563 and 52,954,430 shares as of December 31, 2024 and December 31, 2023	5	5
Additional paid-in capital	316,493	311,739
Retained earnings	139,122	133,271
Total stockholders' equity	455,620	445,015
Total liabilities and stockholders’ equity	$604,723	$553,938

AERSALE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Years ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$5,851	$(5,563)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	16,048	10,459
Amortization of debt issuance costs	337	400
Amortization of operating lease assets	365	359
Inventory reserve	3,695	1,507
Impairment of aircraft held for lease	-	-
Provision for doubtful accounts	195	-
Deferred income taxes	2,032	(916)
Change in fair value of warrant liability	(2,301)	(2,270)
Share-based compensation	4,347	12,051
Gain on legal settlement	-	-
Changes in operating assets and liabilities:
Accounts receivable	(3,601)	(2,966)
Income tax receivable	(366)	(1,628)
Inventory	(78,029)	(168,632)
Deposits, prepaid expenses, and other current assets	1,450	(1,772)
Other assets	(745)	103
Advance vendor payments	28,954	(5,884)
Accounts payable	4,287	8,768
Income tax payable	-	-
Accrued expenses	1,832	(3,537)
Deferred revenue	(1,217)	1,643
Lessee and customer purchase deposits	3,152	(15,668)
Deferred insurance proceeds	24,910	-
Other liabilities	(12)	(604)
Net cash provided by (used in) operating activities	11,184	(174,150)
Cash flows from investing activities:
Proceeds from sale of assets	12,900	14,450
Proceeds from legal settlement, net	-	-
Acquisition of aircraft and engines held for lease, including capitalized cost	(14,978)	-
Purchase of property and equipment	(14,052)	(11,359)
Net cash (used in) provided by investing activities	(16,130)	3,091
Cash flows from financing activities:
Proceeds from long-term debt	2,429	8,559
Repayments of long-term debt	(9,174)	-
Proceeds from revolving credit facility	192,644	82,700
Repayments of revolving credit facility	(182,409)	(53,700)
Payments of debt issuance costs	(126)	(1,362)
Purchase of treasury stock	-	-
Taxes paid related to net share settlement of equity awards	(124)	(7,019)
Proceeds from the issuance of Employee Stock Purchase Plan shares	531	566
Net cash provided by (used in) financing activities	3,771	29,744

(Decrease) increase in cash and cash equivalents	(1,175)	(141,315)
Cash and cash equivalents, beginning of period	5,873	147,188
Cash and cash equivalents, end of period	$4,698	$5,873

Supplemental disclosure of cash activities
Income tax (refunds) payments, net	(13)	1,159
Interest paid	5,648	1,520
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory to (from) aircraft and engine held for lease, net	43,210	7,036
Reclassification of customer purchase deposits to sale of assets	-	-

AERSALE CORPORATION AND SUBSIDIARIES

Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31,				Year ended December 31,
	2024	% of Total Revenue	2023	% of Total Revenue	2024	% of Total Revenue	2023	% of Total Revenue
Reported Net Income (Loss)	$ 2,702	2.9%	$ (2,732)	(2.9%)	$5,851	1.7%	$ (5,563)	(1.7%)
Addbacks:
Change in FV of warrant liability	47	0.0%	(1,266)	(1.3%)	(2,301)	(0.7%)	(2,270)	(0.7%)
Stock compensation	1,188	1.3%	3,112	3.3%	4,347	1.3%	12,051	3.6%
Payroll taxes related to stock-based compensation	-	0.0%	403	0.4%	102	0.0%	403	0.1%
Inventory write-off	1,135	1.2%	-	0.0%	898	0.3%	(2,670)	(0.8%)
Secondary offering costs	-	0.0%	140	0.1%	55	0.0%	764	0.2%
Facility relocation costs	363	0.4%	328	0.3%	1,519	0.4%	1,377	0.4%
Restructuring costs	216	0.2%	-	-	216	0.1%	-	0.0%
Gain on insurance proceeds	(1,038)	(1.1%)	-	-	(1,038)	(0.3%)	-	0.0%
Income Tax Effect of Adjusting Items (1)	162	0.2%	(129)	(0.1%)	(129)	(0.0%)	(590)	(0.2%)
Adjusted Net Income	4,775	5.0%	(144)	(0.2%)	9,520	2.8%	3,502	0.9%
Interest Expense	1,472	1.6%	1,023	1.1%	5,703	1.7%	(155)	(0.0%)
Income Tax Expense (Benefit)	1,812	1.9%	2,092	2.2%	1,986	0.6%	(2,116)	(0.6%)
Depreciation and Amortization	5,103	5.4%	2,872	3.0%	16,048	4.7%	10,457	3.1%
Reversal of Income Tax Effect of Adjusting Items (1)	(162)	(0.2%)	129	0.1%	129	0.0%	590	0.2%
Adjusted EBITDA	$ 13,000	13.7%	$ 5,972	6.2%	$ 33,386	9.7%	$ 12,278	3.6%

Reported Basic earnings (loss) per share	$ 0.05		$ (0.05)		$ 0.11		$ (0.11)
Addbacks:
Change in fair value of warrant liability	0.00		(0.02)		(0.04)		(0.04)
Stock-based compensation	0.02		0.06		0.08		0.23
Payroll taxes related to stock-based compensation	-		0.01		0.00		0.01
Inventory Write-Off	0.02		-		0.02		(0.05)
Secondary Offering Costs	-		0.00		0.00		0.01
Facility Relocation Costs	0.01		0.01		0.03		0.03
Restructuring costs	0.01		-		0.00		-
Gain on insurance proceeds	(0.02)		-		(0.02)		-
Income Tax Effect of Adjusting Items	0.00		(0.00)		(0.00)		(0.01)
Adjusted Basic earnings per share	$ 0.09		$ 0.01		$ 0.18		$ 0.07

Reported Diluted earnings (loss) per share	$ 0.05		$ (0.08)		$ 0.11		$ (0.15)
Addbacks:
Change in FV of warrant liability	0.00		(0.02)		(0.04)		(0.04)
Stock-based compensation	0.02		0.06		0.08		0.23
Payroll taxes related to stock-based compensation	-		0.01		0.00		0.01
Inventory Write-Off	0.02		-		0.02		(0.05)
Secondary Offering Costs	-		0.00		0.00		0.01
Facility Relocation Costs	0.01		0.01		0.03		0.03
Restructuring costs	0.01		-		0.00		-
Gain on insurance proceeds	(0.02)		-		(0.02)		-
Income Tax Effect of Adjusting Items	0.00		(0.00)		(0.00)		(0.01)
Adjusted Diluted earnings per share	$ 0.09		$ (0.02)		$ 0.18		$ 0.03

(1) The income tax effect of current period adjusting items is calculated at the Company's applicable statutory rate of 24% after considering federal and state tax rates.

Forward Looking Statements

This press release includes “forward-looking statements”. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including anticipations regarding greater demand for AerSale’s USM business; expectations regarding expansion projects; expectations regarding improving lease pool, feedstock and commercial demand; anticipated demand for AerSafe™; our belief that we are well positioned to take advantage of the current market dynamic; our belief that we are well positioned to take advantage of asset availability; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; the sufficiency of our liquidity; and expected benefits from an improving backdrop in commercial aerospace, and end markets; AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

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AerSale: Jackie Carlon Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact: AerSale: AersaleIR@icrinc.com